Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES
PRELIMINARY AGREEMENTS IN PRINCIPLE WITH DOJ AND
SEC RELATED TO ONGOING INVESTIGATIONS

Cambridge, Mass. – May 12, 2016 – Aegerion Pharmaceuticals, Inc. (“Aegerion” or the “Company”) (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, announced today that it has reached preliminary agreements in principle with the Department of Justice ( “DOJ”) and the staff of the Securities and Exchange Commission (“SEC”) regarding a settlement of the ongoing investigations by these agencies into the Company’s sales activities and disclosures related to JUXTAPID® (lomitapide) capsules (“JUXTAPID”).

“These preliminary agreements in principle with the DOJ and the SEC represent an important step forward towards addressing the immediate issues facing Aegerion and positioning the Company for near-term value creation and growth,” said Chief Executive Officer Mary Szela. “As a company, we are deeply committed to legal and regulatory compliance, and we have made significant investments to ensure that these values resonate throughout our organization.  We look forward to putting these matters behind us and to continuing our focused efforts on developing and commercializing innovative therapies for patients with debilitating rare diseases.”

The preliminary agreements in principle provide for a consolidated monetary package that covers payments due to both the DOJ and the SEC. The consolidated monetary package includes payments to the DOJ and the SEC totaling approximately $40 million in the aggregate (the “Settlement Payments”), payable over five years as follows: approximately $3 million upon finalization of the settlement with the DOJ and the SEC, approximately $3.7 million per year, payable quarterly, for three years following finalization of the settlement, and approximately $13 million per year, payable quarterly, in years four and five following finalization of the settlement. Outstanding amounts would accrue interest from the date of the final agreements in principle at a rate of 1.75% per annum, compounded quarterly.  The Settlement Payments are subject to acceleration in the event of certain change of control transactions or the sale of the Company’s JUXTAPID or MYALEPT® (metreleptin) for injection assets. The Company has increased its existing reserve related to the investigations by approximately $28 million, bringing the aggregate reserve for these matters to approximately $40 million.

The increased reserve of approximately $28 million was recorded in the first quarter of 2016.

Under the terms of the preliminary agreement in principle with the DOJ, the Company would plead guilty to two misdemeanor misbranding violations of the Food, Drug and Cosmetic Act.  One count would be based on the Company’s alleged marketing of JUXTAPID with inadequate directions for use (21 U.S.C. §§ 352(f)), and the second count would involve an alleged failure to comply with a requirement of the JUXTAPID Risk Evaluation and Mitigation Strategies (“REMS”) program (21 U.S.C. §§ 352(y)). The Company would separately enter into a five-year deferred prosecution agreement with regard to charges that the Company violated the Health Insurance Portability and Accountability Act and engaged in obstruction of justice relating to the REMS program. The preliminary agreement in principle with the DOJ also requires the Company to enter into a civil settlement agreement with the DOJ to resolve alleged violations of the False Claims Act. Additionally, the Company would enter into a non-monetary consent decree with the Food and Drug Administration prohibiting future violations of law and may have to enter into a corporate integrity agreement with the Department of Health and Human Services as part of any final settlement with the DOJ. Under the preliminary agreement in principle, the Company would not be subject to mandatory exclusion from participation in federal health care programs under 42 U.S.C. § 1320a-7(a).

Under the terms of the preliminary agreement in principle with the SEC staff, the SEC’s Division of Enforcement will recommend that the SEC accept a settlement offer from the Company on a neither-admit-nor-deny basis that contains alleged negligent violations of Sections 17(a)(2) and (3) of the Securities Act of 1933, as amended (the “Securities Act”), related to certain statements made by the Company in 2013 regarding the conversion rate of patients receiving JUXTAPID prescriptions, with remedies that include censure, an order prohibiting future violations of the securities laws and payment of a civil penalty.

The terms of the preliminary agreements in principle described above may change following further negotiations and other terms of the final settlement remain subject to further negotiation.  The preliminary agreement in principle with the DOJ is subject to approval of supervisory personnel within the DOJ and relevant federal and state agencies and approval by a U.S. District Court judge of the criminal plea and sentence and the civil settlement agreement.  The preliminary agreement in principle with the SEC is subject to review by other groups in the SEC and approval by the Commissioners of the SEC. The preliminary agreements in principle do not cover the DOJ and SEC’s inquiries concerning the Company’s operations in Brazil.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the Company, please visit www.aegerion.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding anticipated developments in the Company’s negotiations with the DOJ and the SEC relating to the investigations by these agencies and the terms of potential settlements with these agencies. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual events or results to be materially different from any events or results expressed or implied by such forward-looking statements. For example, there are risks associated with the required approvals of final settlement terms by relevant government agencies, including that the proposed settlement with the DOJ is subject to approval of supervisory personnel within the DOJ and relevant federal and state agencies and approval by a U.S. District Court judge of the criminal plea and sentence and the civil settlement agreement, and the proposed settlement with the SEC is subject to review by other groups in the SEC and approval by the Commissioners of the SEC.  The terms of the preliminary agreements in principle described above may change following further negotiations.  The amount and terms of any final settlement may be substantially higher and less favorable than the Company anticipates based on the terms of the preliminary agreements in principle.  Final settlement terms could include the imposition of additional penalties, further limiting the Company’s ability to conduct its business as currently conducted and as planned to be conducted. Additionally, the DOJ and the SEC each likely will outline their views of the factual background in connection with any final settlement.  The government’s recitation of their assessment of the background could lead to additional legal claims or investigations by state government entities or private parties and may have adverse effects on the Company’s existing class action litigation, commercial operations and contracts. For a discussion of additional risks affecting the Company’s business, see the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2016 and the Company’s other public filings with the SEC, available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is providing this information as of the date hereof and does not undertake any obligation to update any forward-looking statements contained in this report as a result of new information or future events or otherwise.

Investors and others should note that Aegerion communicates with investors and the public using its company website (www.aegerion.com) and its investor relations website (http://ir.aegerion.com), including, but not limited to, with respect to Company disclosures, investor presentations and FAQs, SEC filings, press releases, public conference calls and webcasts. The information that the Company posts on these websites could be deemed to be material information. As a result, Aegerion encourages investors, the media and others interested to review the information that it posts on these sites on a regular basis. The contents of the Company’s website shall not be deemed incorporated by reference in any filing under the Securities Act.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Associate Director, Investor Relations & Public Relations

(857) 242-5024

amanda.murphy@aegerion.com